Exhibit 99.1

Amy L. Racanello

(914) 288-8100

ACADIA REALTY TRUST ANNOUNCES EXECUTIVE RETIREMENT

AND PROVIDES EARNINGS UPDATE

RYE, NY – December 28, 2018 – Acadia Realty Trust (NYSE:AKR) (“Acadia” or the “Company”) today announced that Joel Braun will retire from his role as Executive Vice President and Chief Investment Officer of the Company effective December 31, 2018. Mr. Braun has been with the Company since its inception in 1998 and has played a significant role in its profitable growth and development.

Mr. Braun has already successfully transitioned his responsibilities to several individuals within the Company. Mr. Braun and the Company also anticipate entering into a consulting arrangement to assist with acquisition and development matters, as may be requested by the Company from time to time.

In connection with Mr. Braun’s retirement, the Company anticipates recognizing an aggregate charge of approximately $2.0 million (approximately $0.03 per share) to net income and funds from operations during the fourth quarter 2018, the majority of which relates to the acceleration of vesting of certain previously-granted equity-based compensation awards. However, all previously unvested performance-based awards will remain subject to their vesting requirements. This charge was not incorporated into the Company’s previously-provided earnings guidance for the year ending December 31, 2018.

“All of us at Acadia would like to thank Joel for his many years of dedicated service and leadership,” commented Kenneth F. Bernstein, President and CEO of the Company. “Two decades ago, when Joel joined Acadia, the Company had a market capitalization of approximately $150 million and a portfolio of shopping centers located in predominately secondary and tertiary markets. Over the years, my trusted collaborator and friend Joel has been integral to our Company’s transformation into a differentiated, dual-platform company that is well positioned to succeed in today’s rapidly-changing retail real estate environment. In addition to his many contributions on the investments front, Joel has built a talented and energized investment team. Looking ahead, I have full confidence that we will continue to successfully execute on our strategy and create long-term value for all of Acadia’s stakeholders.”

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual – core and fund – operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential investment opportunities. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 27, 2018 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) political and economic uncertainty; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses; (xii) information technology security threats and (xiii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.